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Exhibit 99(a)(19)

February 22, 2006

Full Year 2005	Investor Relations Contact
Magdalena Moll

Analyst Conference

Dr. Marcus Vossen

Christoph Beumelburg
February 22, 2006, 15:00 p.m. CET	Thilo Bischoff
Solveig Hinsch
Ludwigshafen	Dr. Volker Seidel
	Phone:	+49 621 60-48230
	Fax:	+49 621 60-22500
investorrelations@basf.com

Speech by Dr. Jürgen Hambrecht, Chairman of the Board of
Executive Directors of BASF Aktiengesellschaft, Ludwigshafen

The spoken word applies.	BASF Aktiengesellschaft
67056 Ludwigshafen
Investor Relations
	Phone:	+49 621 60-48230
	Fax:	+49 621 60-22500
investorrelations@basf-ag.de
http://www.basf.de/share

Ladies and gentlemen,

A warm welcome to all of you.

I am happy to present to you the results of the year 2005 today and to give you a view on how we will successfully shape our future.

[“Our Goal: Create value across the cycle”]

Our main financial goal remains to create value across the cycle. We promised to deliver, and we have delivered. In 2005 we earned a premium of more than 2.3 billion euros above our cost of capital and continue to create value for our shareholders.

[“Financial Highlights 2005”]

2005 was the best year in BASF’s history. Let me briefly look at the performance of BASF Group: Sales increased by 14 percent to a record 42.7 billion euros, primarily due to our ability to pass through higher prices for our products across all but one business segment.

Our EBIT before special items increased therefore 17 percent over the already strong level of 2004 to a total of more than 6.1 billion euros, due mostly to our sustained efficiency improvement measures.

In 2005, we recorded special items of minus 308 million euros, mainly related to restructuring measures. Special items in the previous year included a gain of more than 300 million Euros from the sale of the printing systems business. As a result EBIT was up 12 percent over 2004 at 5.8 billion euros. Net income increased by 50 percent to 3 billion euros. This translates into earnings per share of 5.73 euros, a rise of 57 percent compared to 2004.

[“Profitable Growth”]

All in all, “Profitable Growth” is the headline for 2005.

The EBIT development of our core activities is a visible demonstration of BASF’s improved profitability. This is a great accomplishment by the whole BASF team.

2

[“Achievements 2005”]

We delivered on our “Agenda 2005”, set out in our annual analyst conference in March of last year.

We achieved significant sales and EBIT growth over an already strong 2004 level. The successful start-up of Nanjing is already adding to growth and value. Furthermore, we significantly strengthened our competitiveness in North America, tripling our EBIT to 855 million euros. We also continued with our portfolio optimization through key acquisitions and divestment of non-core activities. With our cost savings programs including site benchmarking we enhanced our efficiency and achieved permanent cost reductions. I will come back to this later. We spent more than 1.4 billion euros on share repurchases and paid 900 million euros in dividends to shareholders in 2005. We continued with our disciplined approach to capital expenditure, which was again below the level of depreciation.

[“How will BASF generate value in the future?”]

We are proud of our achievements in 2005, but we are not relying on past successes. The important question is: How will BASF generate value in the future?

I want to present to you our four key strategies how BASF will successfully shape the future and create value for our shareholders going forward.

These strategies are:

•                  Portfolio optimization,

•                  Improving our cost base,

•                  Customer interaction, and

•                  Innovating for growth.

[“Strategic Positioning of Business Units”]

We will continue to actively manage our portfolio in order to strengthen the Group and drive profitable growth in the future. We have analyzed our 66 strategic business units. Half of the businesses are in areas with high growth rates and we are certainly focusing on expanding these operations. Our budget for capital investment into organic growth from 2006 to 2010 will amount to 9.5 billion euros. In addition we are looking into portfolio supplements, which help to make our entire business more robust towards economic cycles.

3

[“Important Acquisitions 2003-2005”]

Here is our track record of acquisitions in the past three years into businesses that have been designated for expansion. In this period, we acquired businesses with total sales of 1.5 billion euros. For each of these acquisitions, our strict acquisition criteria were adhered to.

[“Important Divestitures 2003-2005”]

During the same period, we divested several businesses with total sales of 5.3 billion euros.

Active portfolio management remains a top priority for BASF. You will therefore see a multitude of further smaller acquisitions and divestitures helping to further improve our existing portfolio. However, in managing our balance sheet towards shareholder value creation we will evaluate acquisitions of supplemental businesses for growth against all other options.

[“Engelhard: A Supplement with Excellent Strategic Fit”]

Engelhard is such a supplemental acquisition with an excellent strategic fit for BASF. It is a world leader in the catalysts business with an excellent R&D platform and high-growth potential. BASF will leverage its global strength and expertise to generate even greater value across the combined business.

The acquisition of Engelhard will further reduce the earnings cyclicality of BASF Group by adding another unique business cycle to the mix.

[“Status Report Engelhard Acquisition”]

You all know about the details of our proceedings in this acquisition, which you find in this status report here.

Let me finally make one thing very clear: the Engelhard acquisition has to meet our well-known acquisition criteria in order to contribute to profitable growth. Otherwise it will not be pursued further.

4

[“Strong Benefits from Acquisition of Degussa’s Construction Chemicals”]

Another project, which equally falls into the category of supplemental businesses for growth is the Degussa Construction Chemicals business.

The benefits of this acquisition also are clearly visible. We would:

•                  forward integrate into the highly attractive market of construction chemicals,

•                  combine BASF’s superior broad chemical expertise & capabilities with Degussa’s market-oriented application know-how,

•                  gain excellent access to industrial customers as well as end-users,

•                  offer strong benefits from synergies, and

•                  contribute to reduced cyclicality for BASF

The acquisition offers attractive growth opportunities in Asia and NAFTA and would strengthen the BASF brand through increased exposure to end-customers.

[“Status Report Degussa Construction Chemicals Acquisition”]

After announcing our interest and submitting an offer, Degussa last week decided to enter into negotiations with BASF. The joint aim is to conclude the purchase agreement for the transaction shortly.

The second key strategy is

[“Constantly improving our cost base”]

The successful Ludwigshafen Site Project will be continued on an individual business unit level.

We are also restructuring operations in Antwerp and expect to achieve annual savings of 50 million euros by the end of this year. In North America, we have added a further restructuring project, which is expected to achieve annual savings of 150 million US dollar by mid 2007.

[“Focus on distinct Customer Interaction Models”]

The third key strategy is to unlock future value in the business through distinct Customer Interaction Models. I do not want to go into details now. Important is that all business units have to decide on a winning “go-to-market” approach for their business with respect to efficiency, innovation potential and business models in order to drive profitable growth.

5

[“Leading supplier to Appliance Industry - Value Creation with Differentiating Offer”]

One example where this has already been successful for BASF is Elastocool®, a polyurethane rigid foam system for the insulation of refrigerators and freezers, which is protected by BASF patents. Elastocool® is a customized solution which offers higher productivity and improved individual supply throughout the world. The orange customer value curve demonstrates this. The operational result is: we have become world market leader through Elastocool® and expect accumulated sales of 1 billion euros until 2008.

Fourth key strategy is to

[“Focus on Market Driven Innovations”]

Innovations are crucial to BASF’s profitable growth. In many cases, they provide the impetus for progress in other industries, where they act as the starting point for innovative end products. I have presented to you several times our overall approach.

Important is that in 2006, we will again increase R&D expenditure by 8 percent to almost 1.2 billion euros.

Between 2006 and 2008, we plan to invest approximately 800 million euros in our five growth clusters – nanotechnology, energy management, plant biotechnology, white biotechnology and raw material changes – as part of our strategy “We Innovate for Growth”.

[“Agenda 2006”]

With all this in mind, our task list for 2006 is very clear:

•                  To continue profitable growth is our priority number one.

•                  We will also continue to consequently restructure and optimize our operations.

•                  The most promising businesses will get the highest allocation of cash flow.

•                  We will further optimize our portfolio by acquiring businesses that are more customer oriented and innovation driven, and our objective is to successfully integrate these businesses.

•                  And finally, we will innovate for growth.

6

[“Outlook 2006”]

Our business has continued the positive trend of 2005 into the beginning of 2006. Orders remain strong.

We anticipate industrial production growth of 3.5 percent worldwide for 2006 based on a robust economy in North America and continued dynamic growth in Asia. We see additional opportunities through an improving investment and consumer climate in Europe.

We have based our business planning for 2006 on the following macroeconomic assumptions:

•                  a global economic growth of 3.2 percent and an increase in global chemical production (excluding pharmaceuticals) of 3.0 percent,

•                  an average oil price of around 55 US dollar/bbl for Brent with a downward trend in the second half of the year,

•                  and an average exchange rate of 1.25 US dollar per euro.

For 2006 we aim to continue to grow faster than the market. We plan to follow on from the strong level of income from operations (EBIT) before special items posted in 2005.

The quarterly patterns of the operational performance in our segments may be different from last year. The greatest risks we see are in regional trouble spots, growing uncertainty in raw material supply and major changes in exchange rates.

However, looking to the future, I see much more opportunities for BASF. And I can ensure you that we are committed to seizing these opportunities. We will do our utmost to create more value for our shareholders and partners by always being one step ahead as “The Chemical Company”.

Ladies and Gentlemen, let me now hand over to Kurt Bock who will lead you through the details of our 2005 Financials.

Forward-looking statements

This release contains forward-looking statements under the U.S. Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections of BASF management and currently available information. They are not guarantees of future performance, involve certain risks and uncertainties that are difficult to predict and are based upon assumptions as to future events that may not prove to be accurate. Many factors could cause the actual results, performance or achievements of BASF to be materially different from those that may be expressed or implied by such statements. Such factors include those discussed in BASF’s Form 20-F filed with the Securities and Exchange Commission. We do not assume any obligation to update the forward-looking statements contained in this release.

7

Exhibit 99(a)(20)

February 22, 2006

Full Year 2005	Investor Relations Contact
Magdalena Moll

Analyst Conference

Dr. Marcus Vossen

Christoph Beumelburg
February 22, 2006, 15:00 p.m. CET	Thilo Bischoff
Solveig Hinsch
Ludwigshafen	Dr. Volker Seidel
	Phone:	+49 621 60-48230
	Fax:	+49 621 60-22500
investorrelations@basf.com

Speech by Dr. Kurt Bock, Chief Financial Officer
of BASF Aktiengesellschaft, Ludwigshafen

The spoken word applies.	BASF Aktiengesellschaft
67056 Ludwigshafen
Investor Relations
	Phone:	+49 621 60-48230
	Fax:	+49 621 60-22500
investorrelations@basf-ag.de
http://www.basf.de/share

Ladies and Gentlemen,

From a financial viewpoint, 2005 was another successful year for BASF. We further improved our operational performance above the very strong level achieved last year. At 5.3 billion euros, cash provided by operating activities before external financing of pension obligations was at a record high. Our disciplined approach with regard to both capex and working capital continues to pay off. Our strong cash position also gives us the flexibility to actively shape our portfolio via acquisitions and remain committed to our dividend policy and share buybacks. With improved net working capital and low gearing, our balance sheet remains very solid.

The board of executive directors will recommend to the supervisory board to propose an increased dividend of 2.00 euros per share to the Annual Meeting. This corresponds to an increase of 30 cents and an attractive dividend yield of 3.1 percent.

[Components of Sales Development]

Let me now walk you through the components of our sales development in 2005.

At 42.7 billion euros sales were up 14 percent, and BASF again grew faster than the market in 2005.

Volumes rose 2.5 percent in 2005, mainly attributable to Chemicals and Oil & Gas.

In addition, we were able to push through substantial – and, I would like to add, often overdue – price increases in almost all parts of our portfolio. Three out of four quarters showed price increases of more than 10 percent compared with the corresponding previous quarters. The appreciation of the US dollar had only a minor impact on the sales development for the full year.

[Income Statement Highlights Q4 2005]

Sales in the fourth quarter increased by 19 percent to a record 11.7 billion euros. Higher sales were generated mainly by the Chemicals and Oil & Gas segments.

We achieved an EBITDA of 2.2 billion euros, leading to an EBITDA margin of 19 percent.

EBIT before special items totaled 1.6 billion euros, despite higher raw material costs and the negative impact of the hurricanes in the US. The latter materially affected our fourth-quarter results.

EBIT was 17 percent lower. The decrease was mainly due to the divestiture of the printing systems business in Q4 of last year, which had resulted in a gain of more than 300 million euros.

The financial result in Q4 amounted to minus 43 million euros. The comparable figure in 2004 was minus 691 million euros and was mainly attributable to the write-down of our stake in Basell.

We realized a profit before taxes of 1.4 billion euros, an improvement of 31 percent.

Based on a tax rate of 56.8 percent, BASF’s net income was 560 million euros, up 39 percent on the previous year.

Earnings per share for the fourth quarter increased to 1.10 euro.

[Sales by regions]

In 2005 we increased our sales across all regions, with especially strong sales growth coming from Asia, following the startup of plants in Nanjing. In North America sales increased by 16 percent, EBIT tripled compared with 2004. Increased volumes and prices as well as high capacity utilization rates contributed to this growth. In Asia, EBIT declined by 18 percent due to difficult market conditions for Intermediates, as well as high and volatile raw material costs for Styrenics. In Europe, sales totaled 23.8 billion euros, and EBIT increased slightly, in particular due to the contribution of Plastics and Oil & Gas. Sales in the region South America, Africa, Middle East increased by 11 percent, while EBIT declined by 6 percent, mainly caused by lower volumes in our Agricultural Products business.

[Income Statement Highlights FY 2005 Part I]

For the full year 2005 we generated EBITDA of 8.2 billion euros, with an EBITDA margin of 19.3 percent. EBIT before special items increased considerably to 6.1 billion euros, 17 percent above the level of 2004. The increase was primarily due to higher prices for many of our products. Major contributors were the Oil & Gas and the Plastics segments. In addition, previously introduced restructuring measures continued to pay off, and we realized substantial cost savings.

EBIT increased by 12 percent to 5.8 billion euros.

[Special Items]

In 2005, we incurred special charges in EBIT of 308 million euros, which is in-line with our guidance. Special items incurred from restructuring measures to increase efficiency mainly affected our sites here in Ludwigshafen and in Feluy, Belgium. Other special charges were related to the restructuring programs in Fine Chemicals and Intermediates. These included the closure of the vitamin C plant in Grenaa, Denmark, and the THF and PolyTHF plant in Yokkaichi, Japan.

Special gains primarily resulted from the sale of three active ingredients businesses in the Agricultural Products division.

The financial result includes 222 million euros of special items related to the gain from the sale of our stake in Basell. The 2004 financial result contained write-downs on participating interests.

[Income Statement Highlights FY 2005 II]

Now let’s look at the financial result in more detail. As just explained, the positive result is largely attributable to the gain from the sale of our participation in Basell. Our interest result was slightly improved at minus 170 million euros given the lower debt position during the year. Other financial results declined to minus 82 million euros, due to lower capitalization of interest costs for construction projects and lower market values of derivatives.

Based on a positive financial result and the better operating result, we realized profit before taxes of 5.9 billion euros, an improvement of 36 percent.

The tax rate was 46.5 percent, down from 50.9 percent in 2004. This reduction is mainly due to the tax-free gain from the sale of our Basell participation. The high total level of taxes is explained by the non-deductible foreign income taxes on oil production, which amounted to more than 1 billion euros in 2005 compared with almost 670 million euro in 2004. Excluding these non-deductible taxes on oil production, the tax rate would have been 34.7 percent.

BASF’s net income after minorities was 3.0 billion euros, 50 percent higher than in 2004. Minorities increased by 25 percent, mainly related to the cracker joint venture in Port Arthur. The earnings per share increase for the full year was even stronger – due to the reduction in the number of shares outstanding. EPS was up 57 percent at 5.73 euros. EPS according to US GAAP was 5.83 euros, which is just 2 percent more than the respective IFRS number.

[Changes in Financial Reporting]

BASF Group has completely converted to IFRS. The 2004 figures were adjusted accordingly. The effects of the conversion were netted against equity as of the first of January 2004. Most of the changes were already visible in the quarterly reports.

With regard to pension accounting, we are using the third option of IAS 19. As a consequence, actuarial gains and losses are charged to equity. This accounting change led to a reduction of retained earnings of about 900 million euros. The main reason for the actuarial losses was the reduction of applicable discount rates for pension obligations denominated in euros by about one percentage point. The use of updated mortality tables also had a minor impact.

[Changes in Financial Reporting]

The unaudited IFRS figures for 2004 that were published together with the results for the first quarter of 2005 have been slightly adjusted. These effects were taken into consideration in the fourth quarter of 2004.

Moreover, we are transferring the costs of oil and gas exploration, which were previously included in research and development expenses, to other operating expenses. This move makes our figures more comparable with those of our peers. R&D expenses for 2004 have been adjusted accordingly.

The notes to the consolidated financial statements which will be published in our financial report on March 14 provide even more details, e.g. a detailed statement of recognized income and expenses. We are sure that these changes will further increase the transparency of our accounting

[Segment Performance Fourth Quarter]

In Chemicals, fourth quarter sales reached a new high of 2.2 billion euros due to strong volumes in Petrochemicals and the acquisition of Merck’s electronic chemicals business. EBIT before special items was lower than last year due to the effects of the hurricanes in the US as well as higher raw material costs.

In Plastics, sales were slightly up due to positive volumes and currency effects. EBIT before special items declined despite strong earnings growth in Polyurethanes. The decrease was mainly due to higher raw material costs in Performance Polymers, as well as lower sales prices and seasonal shutdowns of individual plants in Styrenics.

In Performance Products sales grew mainly due to higher prices across all divisions. EBIT before special items, however, was below the level of the previous year. The positive earnings trend in Coatings was unable to offset the decline in earnings in Performance Chemicals.

In the Agricultural Products division, sales grew slightly due to strong demand for insecticides in South America. EBIT before special items declined as a result of currency effects that increased our costs in North and South America and expenses incurred to develop new market segments.

In Fine Chemicals, sales were up due to good demand for fat-soluble vitamins and aroma chemicals, positive currency effects and the first-time contribution of Orgamol. EBIT before special items was negative, impacted by price declines for lysine and vitamin C, as well as higher raw material prices.

The significantly higher oil price and the increase in gas production led to higher sales and earnings in the exploration and production business sector of our Oil and Gas segment. Higher demand, especially due to the cold weather in November and December, improved sales and earnings in the gas trading business sector.

[Segment Performance Full Year]

Looking at the full year figures, all of our segments outperformed their already strong 2004 results with the exception of Agricultural Products and Nutrition.

In our Chemicals segment, sales reached a record level due to both strong volume and price increases. EBIT before special items increased despite startup costs for new plants and hurricane-related shutdowns in the US.

Sales in Plastics increased mainly due to higher prices. EBIT before special items improved considerably, driven by a strong increase in earnings in Polyurethanes and Performance Products. Only Styrenics fell short of last year’s earnings as higher raw material costs could only be passed on to customers after a considerable delay.

Sales growth in Performance Products more than offset the decline due to the sale of the printing systems business in November 2004. Functional Polymers was responsible for the increase in EBIT before special items.

Sales in Agricultural Products were slightly lower due to dry weather conditions in Southern Europe and Brazil, although we successfully expanded our business in North America. EBIT before special items was stable and we again achieved a strong EBITDA margin before special items of 27 percent.

In Fine Chemicals, sales were slightly down as price declines for lysine and vitamin C could not be offset by volume growth. EBIT before special items decreased – impacted by a decline in sales prices and higher raw material costs.

In the Oil and Gas segment, we outperformed our already good 2004 results. This was based on the significant rise in crude oil prices, but also triggered by increases in production and the expansion of our natural gas trading business. The exploration and production business sector achieved a new record high in EBIT before special items. In the gas trading sector, EBIT before special items declined. The increase of sales prices still lags the higher sourcing costs.

[Statement of Cash Flows I]

Cash provided by operating activities before external financing of pension obligations reached 5.3 billion euros in 2005. This represents an increase of 13 percent over the previous year’s high level. Despite an expansion of the business, we further reduced working capital. For the fourth quarter of 2005, we managed again to reduce days sales outstanding – from 54 days to 53 days – and we cut days of inventory valued from 74 days to 68 days.

Miscellaneous items mainly reflect the reclassification of the gain from the sale of the stake in Basell, which is included as part of cash inflows in cash used in investing activities.

After taking into account the 3.7 billion euros transferred into a Contractual Trust Arrangement, our operating cash flow amounted to 1.6 billion euros.

[Statement of Cash Flows II]

As in the past few years, capital expenditures were again below the level of depreciation.

The high operating cash flow combined with our capital discipline resulted in a further increase of our free cash flow from 2.6 billion euros to 3.3 billion euros.

We paid 2.4 billion euros to our shareholders in the form of dividends, and share buybacks.

In 2005, we bought back 26.06 million shares for a total of 1,435 million euros, or 55.05 euros per share.

Last week we completed the 1.5 billion euro share buyback program announced in April 2005. From the beginning of the year until mid-February 2006 we have bought back 5.4 million shares for 339 million euros. As a result, we reduced the number of outstanding shares by 20.7 percent since starting the buyback programs in 1999.

Furthermore we have decided to continue with the company’s share buyback program, and plan to buy back shares for a further €500 million up to the company’s Annual Meeting in 2007. The buyback can start immediately. At the Annual Meeting in May 2006, we will ask our shareholders to extend the existing authorization for share buybacks.

[Balance Sheet]

Total assets increased only slightly by 222 million euros. The higher working capital due to the increased volume of business and the stronger US dollar were almost offset by the transfer of 3.7 billion euros of liquid funds to the Contractual Trust Arrangement. The equity ratio increased from 46.8 percent to 49.1 percent and net debt increased to 2.85 billion euros.

As you can see from these financial results, it was another good year for BASF. As we go into 2006, we want to further strengthen our position in growth markets and are focused on seizing new opportunities.

Thank you very much for your attention. We will now be pleased to take your questions.

Forward-looking statements

This release contains forward-looking statements under the U.S. Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections of BASF management and currently available information. They are not guarantees of future performance, involve certain risks and uncertainties that are difficult to predict and are based upon assumptions as to future events that may not prove to be accurate. Many factors could cause the actual results, performance or achievements of BASF to be materially different from those that may be expressed or implied by such statements. Such factors include those discussed in BASF’s Form 20-F filed with the Securities and Exchange Commission. We do not assume any obligation to update the forward-looking statements contained in this release.